Nicor Inc.
                                                                Form S-8
                                                                Exhibit 4.03
                                 FIRST AMENDMENT
                                       OF
                      BIRDSALL INC. RETIREMENT SAVINGS PLAN
                (As Amended and Restated as of January 1, 2001)

      WHEREAS, Birdsall Inc. (the "Company") maintains the
Birdsall Inc. Retirement Savings Plan (the "Plan");

      WHEREAS, it is now desirable to amend the Plan to comply with changes required and permitted by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") and to make certain other clarifying changes to the Plan; and

      WHEREAS, the amendment to the Plan which is made hereby is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder;

      NOW, THEREFORE, by virtue and in exercise of the authority granted to the Company by the terms of the Plan, the Plan is hereby amended in the following particulars, all effective as of January 1, 2002 unless otherwise specified:

1. By substituting the following for subsection 4.7 of the Plan:

      "4.7 Rollover Contributions. Subject to the following provisions of this subsection 4.7, an employee who satisfies the requirements of subsection 2.1 (other than the age and service requirements) and any participant who is actively employed by an employer or an affiliate may, with the consent of the committee, make a rollover contribution (as defined below) to the trustees. The term `rollover contribution' means:

      (a) a cash contribution to the plan by the participant of amounts distributed from an eligible plan (as defined below) or distributed from an individual retirement account and constituting a `rollover contribution' as described in section 408(d)(3) of the code and made within 60 days of receipt of such amount; or

      (b)  a cash payment to the plan by another qualified plan described in section 401(a) of the code as a direct rollover (as contemplated by section 401(a)(31) of the code) on behalf of and at the direction of the participant,

provided such distributed or directly rolled over amounts are permitted to be rolled over to a qualified plan under the applicable provisions of the code as then in effect and such amounts do not consist of after-tax employee contributions or other amounts which would not otherwise be includible in gross income. For purposes of this subsection 4.7, an `eligible plan' shall mean a qualified plan described in section 401(a) or 403(a) of the code, an annuity contract described in section 403(b) of the code, an eligible plan under section 457(b) of the code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or an individual retirement account or annuity described in section 408(a) or 408(b) of the code. The committee may request from the participant such documents as it considers necessary or desirable to establish that the rollover contribution satisfies the foregoing requirements."

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2. By substituting the following for subsection 4.10 of the Plan:

      "4.10. Eligible Compensation. For purposes of the plan, a participant's `eligible compensation' for any period means the total cash remuneration paid to him by the employers for services rendered to them as an employee, excluding bonuses, incentive payments, and the amount of any allowance or reimbursement for automobile or other expenses and determined without regard to reductions made in accordance with the provisions of subsection 4.1 or section 125 or 132(f)(4) of the code. Notwithstanding the foregoing, the eligible compensation of any participant for any plan year shall be disregarded to the extent that it exceeds $200,000 (adjusted in accordance with section 401(a)(17) of the code), taking into account any proration of such amount as may be required under applicable Treasury regulations on account of a short plan year."

3. Effective as of January 1, 2001, by substituting the following for subsection
7.2 of the Plan:

      "7.2. Deduction, Crediting and Allocation of Contributions and Dividends. Subject to the provisions of Section 8:

      (a) Employee tax-deferred contributions, employee after-tax contributions and rollover contributions on behalf of a participant for any period shall be credited to that participant's appropriate accounts as of the day on which such contributions are made.

      (b) The amount of the employer matched contributions that are made on behalf of a participant shall be credited to that participant's employer matched contribution account as of the day on which such contributions are made.

      (c) As of the last day of each plan year the employer profit sharing contributions of each employer for that plan year shall be allocated among and credited to the employer profit sharing accounts of participants who are entitled to share in the employer profit sharing contribution for that year (as determined under subsection 4.4). The employer profit sharing contribution allocated to a participant's account shall be equal to the fixed dollar amount specified by the employer for the year or, if the employer does make a fixed contribution on behalf of each participant, shall be allocated pro rata based on the amount of the eligible compensation payable to the participant for that year.

      (d) As of any accounting date which is also a dividend payment date, shares of Nicor stock received by the trustee as a result of a stock split or stock dividend shall be allocated among and credited to the accounts of participants whose accounts were invested in the Nicor stock fund as of the dividend record date to which the dividend payment date relates, pro rata based on the number of shares of Nicor stock held in the Nicor Stock fund as of the dividend record date.

      (e) As of any accounting date which is also a dividend payment date, cash dividends paid on shares of Nicor stock which were held in the Nicor stock fund as of the dividend record date to which the dividend payment date relates shall be distributed to participants in accordance with Supplement B of the plan; provided, however, that, for periods on an after May 1, 2002, the trustee shall use all cash dividends with respect to which participants have not elected a cash distribution pursuant to

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           Supplement B to purchase shares of Nicor
           stock. Shares of Nicor stock purchased pursuant to the preceding sentence will be allocated and credited to the accounts of participants whose accounts were invested in the Nicor stock fund as of the dividend record date and who did not elect a cash distribution of dividends pursuant to Supplement B, pro rata based on the number of shares purchased by the trustee with the cash dividends.

For purposes of this Section 7, all employer contributions for any plan year which are made after the close of the plan year will be considered to have been made on the last day of that plan year regardless of when paid to the trustees; provided, however, that in no event shall any contributions share in trust earnings until actually credited to a participant's accounts.

4. By substituting the following for subsections 8.2 and 8.3, respectively, of the Plan:

      "8.2. Compensation for Limitation/Testing Purposes. For purposes of this
Section 8, the term `section 415 compensation' shall mean with respect to any employee or participant for any plan year the sum of:

      (a) the section 415 compensation (as described in section 415(c)(3) of the code and applicable regulations) paid during that year for personal services actually rendered in the course of employment with any employer or any section 415 affiliate(as defined in subsection 8.3); plus

      (b) any elective contributions made on the participant's behalf for the year under the plan or any plan maintained by an employer or affiliate, which contributions are excludable from the participant's gross income by reason of sections 125, 402(e)(3) and section 132(f) of the code.

Notwithstanding the foregoing provisions of this subsection 8.2, `section 415 compensation' for any plan year shall be disregarded to the extent that it exceeds $200,000 (adjusted in accordance with section 401(a)(17) of the code), taking into account any proration of such amount as may be required under applicable Treasury regulations where section 415 compensation is computed with respect to a period of less than a full year (other than on account of mid-year commencement or cessation of active participation in the plan)."

      8.3 Limitations on Annual Additions. Notwithstanding any other provision of the plan, other than the provisions of this Section 8, a participant's annual additions (as defined below) for any plan year shall not exceed an amount equal to the lesser of:

      (a) $40,000 (as adjusted for each plan year to take into account any applicable cost-of-living adjustment for that year provided by the Secretary of the Treasury under section 415(d) of the code); or

      (b) 100 percent of the section 415 compensation paid to the participant in that plan year (determined without regard to the limitations of section 401(a)(17) of the code).

The limitations set forth under paragraphs (a) and (b) shall be adjusted to the extent required by subsection 8.4. The term `annual additions' means, with respect to any participant for any plan year, the sum of the following amounts, determined without regard to whether any such amounts (or portions thereof) are subsequently distributed to the participant in accordance with the provisions of subsection 8.9, 8.11, 8.13 or 8.14:

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

      (1) employer contributions and forfeitures (including employee tax deferred contributions, which are considered to be employer contributions) credited to the participant's accounts for that plan year under this plan and each related defined contribution plan (as defined below);

      (2) employee contributions (other than rollover contributions) credited to the participant's accounts under this plan and each related defined contribution plan for that plan year; and

      (3) employer contributions allocated to any individual medical account (as described in section 415(l) of the code) which is maintained for the benefit of the participant under a related defined benefit plan (as defined below) and, if the participant is a key employee (as defined in Supplement A), any amount allocated to a related medical account (as defined below) maintained for the participant; provided, however, that the amounts described in this paragraph (3) shall be disregarded for purposes of the limitation set forth in paragraph (b) next above.

For purposes of the plan: (i) the term `related medical account' means any account maintained by any employer or section 415 affiliate under section 419A(d) of the code to fund retiree medical benefits; (ii) the term `section 415 affiliate' means any corporation or trade or business that is, along with any employer, a member of a controlled group of corporations or controlled group of trades or businesses (as described in sections 414(b) and (c) of the code, as modified by section 415(h) thereof); and (iii) the term `related defined contribution plan' and `related defined benefit plan' mean any other defined contribution plan and any defined benefit plan (both as defined in section 415(k) of the code), respectively, maintained by any employer or section 415 affiliate."

5. By adding the following as the last sentence of subsection 8.14 of the Plan:

"The provisions of this subsection 8.14 shall not apply for plan years beginning after December 31, 2001."

6. By substituting the following for paragraphs (e) and (f), respectively, of
Section 9 of the Plan:

      "(e) Vested Resignation or Dismissal. The participant resigns or is dismissed from the employ of the employers and the affiliates before retirement in accordance with paragraph (a), (b) or (d) next above but after completing at least 3 years of service (5 years of service if the participant does not have at least one hour of service after December 31, 2001).

      (d) Non-Vested Resignation or Dismissal. The participant resigns or is dismissed from the employ of the employers and the affiliates before retirement in accordance with paragraph (a), (b) or (d) next above and prior to completing at least 3 years of service (5 years of service if the participant does not have at least one hour of service after December 31, 2001)."

7. By substituting the following for subsections 10.21 and 10.22, respectively, of the plan:

      "10.21 Direct Rollover to an Eligible Retirement Plan. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this subsection 10.21, a distributee may elect, at the time and in the manner prescribed by the committee, to have any portion

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of an "eligible
rollover distribution" (as defined in section 402(c)(4) of the code) paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For purposes of this subsection 10.21, the following definitions shall apply:

      (a) An `eligible rollover distribution' means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; and any distribution to the extent such distribution is required under section 401(a)(9) of the code. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. A hardship withdrawal shall not constitute an eligible rollover distribution for purposes of the Plan.

      (b) An `eligible retirement plan' means an individual retirement account described in section 408(a) of the code, an individual retirement annuity described in section 408(b) of the code, an annuity plan described in section 403(a) of the code, or a qualified trust described in section 401(a) of the code that accepts the distributee's eligible rollover distribution. For distributions occurring after December 31, 2001, an `eligible retirement plan' also includes an annuity contract described in section 403(b) of the code or an eligible plan under section 457(b) of the code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the code.

      (c) A `distributee' means an employee or former employee and the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in section 414(p) of the code.

      (d) A `direct rollover to an eligible retirement plan' means a payment by the plan to the eligible retirement plan specified by the distributee.

      10.22 Distribution Only Upon Separation From Service. Notwithstanding any other provision of the plan to the contrary, for periods prior to January 1, 2002, a participant may not commence distribution of his employee tax-deferred contribution account pursuant to this Section 10, even though he has otherwise had a termination date under Section 9, unless or until he also has a `separation from service' within the meaning of section 401(k)(2)(B) of the code. The foregoing restriction shall not apply, however, if the participant's termination date occurs in connection with the sale by an employer to an unrelated corporation of at least 85 percent of the assets of a trade or

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

business, or the sale of its interest in a subsidiary to an unrelated entity, provided (a) the participant remains employed in such trade or business or by such subsidiary after the sale, (b) the employer continues to maintain the plan after the sale, (c) no transfer of the participant's accounts occurs or is scheduled to occur after the sale pursuant to subsection 14.3 to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith), and (d) the participant receives distribution of his account balances (less any outstanding loan balances) under the plan in a lump sum by the end of the second calendar year after the year in which the sale occurs. Effective as of January 1, 2002, the foregoing provisions of this subsection
10.22 not apply and a Participant shall be entitled to commence distribution upon his severance from employment, subject to other provisions of the Plan governing distributions, other than provisions which require a separation from service before such amounts may be distributed. The preceding sentence shall apply as of January 1, 2002, regardless of whether the Participant's severance from employment occurred before January 1, 2002."

8. By substituting the phrase "$200,000" for the phrase "$170,000" where the latter phrase appears in subsection A-8 of Supplement A of the Plan.

9. By adding the following new subsection A-15 to Supplement A of the Plan immediately after Section A-14 thereof:

"Special Rules       A-15.  This subsection shall apply for
                     purposes of determining whether the plan is a top-heavy plan under section 416(g) of the code for plan years beginning after December
                     31, 2001, and whether the plan satisfies the minimum benefits requirements of section
                     416(c) of the code for such years. To the extent applicable, this subsection supersedes the foregoing provisions of this Supplement
                     A.
                     (a)  A `key employee' means any employee or former employee
                          (including any deceased employee) who at any time during the plan year that includes the determination date was an officer of the employers and affiliates having annual compensation greater than $130,000 (as adjusted under section 416(i)(1) of the code for plan years beginning after December 31, 2002), a 5-percent owner of the employers and affiliates, or a 1-percent owner of the employer and affiliates having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of section 415(c)(3) of the code. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the code and the applicable regulations and other guidance of general applicability issued thereunder.
                     (b)  The following provisions shall apply for purposes of
                          determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.
                          (i)  The present values of accrued
                               benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under

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

                               the plan and any plan
                               aggregated with the plan under section 416(g)(2) of the code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death or disability, this provision shall be applied by substituting `5-year period' for `1-year period'.

                          (ii) Accrued benefits and accounts of any individual
                               who has not performed services for the employers and affiliates during the 1-year period ending on the determination date shall not be taken into account.

                     (c) Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the code and the plan. The preceding sentence shall apply with respect to matching contributions under the plan or, if the plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the code."

10. Effective as of May 1, 2002, by substituting the following for subsection B-5 of Supplement B of the Plan:

"Treatment of
Cash Dividends   B-5. On and after May 1, 2002, any cash dividends paid on
                 shares of Nicor stock held by the trustee in the Nicor Stock Fund shall be allocated and credited to participants' accounts in accordance with Section 7.2 of the plan. Notwithstanding the foregoing, a participant (or in the event his death, his beneficiary) may elect to have any cash dividends paid on shares of Nicor stock held by the trustee in the Nicor Stock Fund distributed, in cash, as soon as practicable after the accounting date ending the accounting period in which the dividends are paid to the trustee (but in no event more than 90 days after the close of the plan year in which the dividends are paid to the trustee). Distributions under this subsection B-5 on and after May 1, 2002 shall not be subject to the restrictions on pre-termination withdrawals described in Section 11 and shall not be considered an eligible rollover distribution for purposes of subsection 10.21."


      IN WITNESS WHEREOF, the undersigned officer has caused these presents to be signed on behalf of the Company this 18th day of December, 2002.

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                                    Birdsall Inc.

                                    By:  /s/ Robert M. Chapman
                                         ---------------------
                                    Its: VP, Pricing & Organization Support
                                         ----------------------------------


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